EX-99.10.i

INVESTMENT SUB-ADVISORY
FEE REDUCTION AGREEMENT

THIS INVESTMENT SUBADVISORY FEE REDUCTION AGREEMENT (the “Agreement”), effective as of April 30, 2021, is made by and between DELAWARE MANAGEMENT COMPANY, a series of MACQUARIE INVESTMENT MANAGEMENT BUSINESS TRUST (the “Adviser”) and SECURIAN ASSET MANAGEMENT, INC., a Minnesota corporation (the “Sub-Adviser”).

WITNESSETH:

WHEREAS, Adviser and Sub-Adviser have entered into one or more Sub-Advisory Agreements, each dated effective as of April 30, 2021 (each a “Sub-Advisory Agreement”, and collectively, the “Sub-Advisory Agreements”), to set forth their respective rights and obligations with respect to the provision by Sub-Adviser of certain sub-advisory services in connection with the Adviser’s investment advisory activities on behalf of Ivy VIP Securian Real Estate Securities, Ivy Securian Core Bond Fund, and Ivy Securian Real Estate Securities Fund (each a “Fund”, and together, the “Funds”); and

WHEREAS, in consideration for the sub-advisory services rendered by the Sub-Adviser under the Sub-Advisory Agreements, Adviser pays Sub-Adviser compensation based on the value of the average net assets of the Funds (the “Sub-Advisory Fee”); and

WHEREAS, the Adviser, Delaware Distributors, L.P. (“DDLP”) and Waddell & Reed Services Company, doing business as WI Services Company (“WISC”, and collectively with the Adviser and DDLP, “Macquarie”) entered into an Expense Reimbursement Agreement dated April 30, 2021 with the Ivy Funds, on behalf of the Ivy Securian Core Bond Fund (the “Reimbursement Agreement”), whereby Macquarie agreed to reimburse sufficient management fees, Rule 12b-1 fees and/or shareholder servicing fees to cap the total annual ordinary fund operating expenses (which would exclude interest, taxes, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses, if any) for Class N and Class I shares of the Ivy Securian Core Bond Fund at 0.45% of the average net assets of the Fund (the “Reimbursement Amount”), for the period from April 30, 2021 through July 31, 2022; and

WHEREAS, the Adviser and the Sub-Adviser desire to reduce the Sub-Advisory Fee for the Ivy VIP Securian Real Estate Securities and Ivy Securian Real Estate Securities Fund and allocate the Reimbursement Amount for the Ivy Securian Core Bond Fund between the parties as set forth herein.

NOW THEREFORE, the parties hereto agree as follows:

1.	Investment Sub-Advisory Fee Waiver.

	1.1	For Ivy VIP Securian Real Estate Securities, the amount of the Sub-Advisory Fee computed and paid pursuant to Section 4 and Schedule A of the Sub-Advisory Agreement shall be reduced by 0.045%.

	1.2	For Ivy Securian Core Bond Fund for the period from April 30, 2021 through July 31, 2022, the Sub-Adviser agrees to waive a portion of the Sub-Advisory Fee it receives from the Adviser pursuant to the Sub-Advisory Agreement in an amount equal to 45% of the Reimbursement Amount that Macquarie incurs pursuant to Reimbursement Agreement.

	1.3	For Ivy Securian Real Estate Securities Fund, the amount of the Sub-Advisory Fee computed and paid pursuant to Section 4 and Schedule A of the Sub-Advisory Agreement shall be reduced by 0.05%.

2	Termination.

	2.1	Termination For Ivy VIP Securian Real Estate Securities. This Agreement shall terminate upon the earlier of: (i) the termination of the Investment Management Agreement between the Adviser and the Fund; (ii) the termination of the Sub-Advisory Agreement; or (iii) April 30, 2022. This Agreement may be terminated prior to expiration if such termination is approved by the Board of Trustees of the Ivy Variable Insurance Portfolios, including the vote of a majority of the trustees who are not “interested persons” as defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

	2.2	Termination For Ivy Securian Core Bond Fund. This Agreement shall terminate upon the earlier of: (i) the termination of the Investment Management Agreement between the Adviser and the Fund; (ii) the termination of the Sub-Advisory Agreement; (iii) the termination of the Reimbursement Agreement; or (iv) July 31, 2022. This Agreement may be terminated prior to expiration if such termination is approved by the Board of Trustees of the Ivy Funds, including the vote of a majority of the trustees who are not “interested persons” as defined in the 1940 Act. This Agreement supersedes any prior sub-adviser expense reimbursement agreement between the Adviser and the Sub-Adviser with regards to the Fund.

	2.3	Termination For Ivy Securian Real Estate Securities Fund. This Agreement shall terminate upon the earlier of: (i) the termination of the Investment Management Agreement between the Adviser and the Fund; (ii) the termination of the Sub-Advisory Agreement; or (iii) July 31, 2021. This Agreement may be terminated prior to expiration if such termination is approved by the Board of Trustees of the Ivy Funds, including the vote of a majority of the trustees who are not “interested persons” as defined in the 1940 Act. This Agreement supersedes any prior sub-advisory fee reduction agreement between the Adviser and the Sub-Adviser with regards to the Fund.

3	Miscellaneous.

	3.1	Captions. The captions of this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof.

3.2	Interpretation. Nothing contained herein shall be deemed to require the Board of Trustees of either Ivy Variable Insurance Portfolios or Ivy Funds (each a “Trust”) or the applicable Fund to take any action contrary to the Trust’s Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the applicable Trust or the Fund.

3.3	Definitions. Any question of interpretation of any term or provision of this Agreement, including, but not limited to, the business management and investment advisory fees, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the applicable Sub-Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the applicable Sub-Advisory Agreement or the 1940 Act.

3.4	Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original copy, and which together shall constitute one and the same instrument binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart. The parties each acknowledge and agree that electronic signature, including without limitation via DocuSign, shall constitute an original signature and shall be fully valid and binding upon such party. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic method of transmission, including without limitation by DocuSign, shall be equally as effective as delivery of an original executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of as of the day and year first written above.

SUB-ADVISER:		ADVISER:

SECURIAN ASSET MANAGEMENT, INC., a		DELAWARE MANAGEMENT COMPANY,
Minnesota corporation		a series of MACQUARIE INVESTMENT
MANAGEMENT BUSINESS TRUST

By:	/s/ Robin J. Lenarz	By:	/s/ Roger Early
	Robin J. Lenarz		Roger Early
Title:	Vice President	Title:	Executive Vice President